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                              ACCOUNTANT'S CONSENT


The Board of Directors
The Cooper Companies, Inc.

We consent to incorporation by reference in the Registration Statement Nos. 33-50016 and 33-11298 on Form S-3 and Registration Statement Nos. 33-27938,
33-36325 and 33-36326 on Form S-8 of The Cooper Companies, Inc. of our reports dated December 11, 1995, relating to the consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries as of October 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended October 31, 1995, and all related schedules, and the consolidated balance sheets of Hospital Group of America, Inc. and subsidiaries as of October 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended October 31, 1995, and related schedule, and of our report dated December 4, 1995 relating to the balance sheets of CooperSurgical, Inc. as of October 31, 1995 and 1994 and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended October 31, 1995, and related schedule, which reports appear in the October 31, 1995 Annual Report on Form 10-K of The Cooper Companies, Inc.



San Francisco, California
January 11, 1996


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